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                                                                                                       EXHIBIT 12

                                                COLUMBUS SOUTHERN POWER COMPANY
                                Computation of Consolidated Ratios of Earnings to Fixed Charges
                                               (in thousands except ratio data)




                                                                                                  Twelve
                                                             Year Ended December 31,              Months
                                                -----------------------------------------------   Ended
                                                  1998      1999      2000      2001     2002     6/30/03
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds              $47,323   $43,207   $40,602   $34,575   $17,756   $ 15,134
  Interest on Other Long-term Debt               23,594    25,878    25,878    27,365    32,762     38,687
  Interest on Short-term Debt                     3,493     2,460     2,412     4,914     3,244      1,420
  Miscellaneous Interest Charges                  4,459     4,659    14,205     3,755     2,585      2,649
  Estimated Interest Element in Lease Rentals     5,300     4,600     5,300     4,800     3,500      3,500
                                                -------   -------   -------   -------   -------   --------
     Total Fixed Charges                        $84,169   $80,804   $88,397   $75,409   $59,847   $ 61,390
                                                =======   =======   =======   =======   =======   ========

Earnings:
  Income Before Extraordinary Item and
    Cumulative Effect of Accounting Change     $133,044  $150,270  $120,202  $191,900  $181,173   $163,284
  Plus Federal Income Taxes                      71,202    82,686   116,590    94,148    93,484     81,158
  Plus State and Local Income Taxes                   3        89       136     8,811    17,519     21,150
  Plus Fixed Charges (as above)                  84,169    80,804    88,397    75,409    59,847     61,390
                                               --------  --------  --------  --------  --------   --------
     Total Earnings                            $288,418  $313,849  $325,325  $370,268  $352,023   $326,982
                                               ========  ========  ========  ========  ========   ========

Ratio of Earnings to Fixed Charges                 3.42      3.88      3.68      4.91      5.88       5.32
                                                   ====      ====      ====      ====      ====       ====

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